Exhibit 10.14
[Letterhead]
March 9, 2006
Mr. Gerald Benjamin
Executive Vice President
Henry Schein, Inc.
135 Duryea Road
Melville, NY 11747
Dear Gerry:
I am writing to confirm our understanding that notwithstanding the terms of my Employment Agreement dated October 10, 2003, as amended on January 11, 2006, my Incentive Compensation for (1) 2005 will be $50,000 less than the average provided for (and not $25,000 less), and (2) 2006 will be determined as a straight average, not $25,000 less than such average, and regardless of the proviso respecting the “fourth highest paid” EMC member.
Except for this letter, the Employment Agreement, as amended, remains in effect.

Sincerely
/s/ Stanley Komaroff
Stanley Komaroff

Agreed: Henry Schein, Inc.
By:	/s/ Gerry Benjamin
Gerry Benjamin